UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2009

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Reference is made to the Note and Warrant Purchase Agreement entered into by Kona Grill, Inc. (the “Company”) and further described under Item 2.03 of this Current Report on Form 8-K (the “Agreement”). The disclosure contained in Item 2.03 is hereby incorporated by reference in its entirety into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 6, 2009, the Company entered into the Agreement with certain accredited investors whereby the Company sold $1.2 million aggregate principal amount of 10% unsecured subordinated notes (“Notes”) and warrants (“Warrants”) to purchase shares of the Company’s common stock (the “Common Stock”). The Notes were sold to accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes, the Warrants, and the securities issuable upon exercise of the Warrants have not been registered under the Securities Act, and may not be sold, offered for sale, assigned, transferred, or otherwise disposed of, absent registration or an applicable exemption from registration under the Securities Act.

The principal and accrued interest outstanding under the Notes shall be due and payable upon the earlier of (i) September 2, 2009 or (ii) the closing of any offering of equity securities by the Company generating gross proceeds to the Company of at least $2.5 million. Interest on the Notes is payable on the last day of each month, commencing on April 30, 2009. The Company may prepay the principal and accrued interest outstanding under the Notes at anytime without penalty. The interest rate on the Notes will increase to 16% if the Notes are outstanding after maturity or upon any other event of default as specified in the Agreement.

For each $100,000 issued in Notes, the Company issued to the noteholder three-year warrants to purchase 10,000 shares of the Company’s common stock at an aggregate exercise price per share of $2.29, which was equal to 120% of the five-day average of the closing price of the Company’s common stock during the five trading days prior to the date of issuance.

The Company intends to use the net proceeds from the offering to supplement the Company’s operating cash flows and fund capital expenditure requirements.

As part of the Agreement, as soon as reasonably practicable after filing with the SEC of the Company’s annual report on Form 10-K for the year ended December 31, 2008, the Company will file with the SEC a registration statement to commence a rights offering with targeted gross proceeds to the Company of at least $2.5 million (the “Rights Offering”) pursuant to which each stockholder of the Company will have the right to purchase, at a per share subscription price to be determined by the Company’s Board of Directors or a committee thereof (which subscription price shall reflect a discount to the market price of the Company’s Common Stock on the date of determination of such price by the Company’s Board of Directors or a committee thereof), a number of shares of Common Stock for each share of Common Stock held as of the record date for the Rights Offering. The terms of the Rights Offering shall provide that any shares of the Company’s Common Stock that are not subscribed for in the Rights Offering shall be offered to the investors of the Notes on a pro rata basis based on the aggregate principal amount of Notes outstanding and at the same subscription price as offered to the existing stockholders in the Rights Offering.

The Company issued the Notes and Warrants described above to the investors in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. The Notes, Warrants, and shares issued upon exercise of the Warrants will bear a restrictive legend permitting the transfer only in compliance with applicable securities laws. The investors in the private offering represented to the Company their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. All investors had adequate access, through reports filed by the Company with the SEC or through other access to information provided by the Company, to information about the Company.

The description of the material terms of the Agreement, attached hereto as Exhibit 10.21, does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The Company issued a press release dated March 6, 2009 announcing the transaction covered by the Agreement. A copy of the release is attached as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure contained in Item 2.03 is hereby incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.21	Note and Warrant Purchase Agreement, dated March 6, 2009, among Kona Grill, Inc. and the investor parties thereto.
99.1	Press release dated March 6, 2009 entitled “Kona Grill Announces Closing of $1.2 Million Financing”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kona Grill, Inc.

Date: March 9, 2009	By:	/s/ Mark S. Robinow
Mark S. Robinow Executive Vice President, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.21	Note and Warrant Purchase Agreement, dated March 6, 2009, among Kona Grill, Inc. and the investor parties thereto.
99.1	Press release dated March 6, 2009 entitled “Kona Grill Announces Closing of $1.2 Million Financing”